Exhibit 10.49.2

December 20, 2016
Mary Sue Patchett
111 Westwood Place, Suite 400
 Brentwood, TN 37027
Re:          Severance Pay Policy
Dear Ms. Patchett:
Reference is made the Brookdale Senior Living Inc. ("Brookdale") Severance Pay Policy, Tier I dated as of August 6, 2010, as amended by that certain Amendment No. 1 to Severance Pay Policy, Tier I dated as of April 23, 2015 and that certain Amendment No. 2 to Severance Pay Policy, Tier I dated as of August 3, 2015 (the "Severance Policy").  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Severance Policy.
You currently participate in the Severance Policy as an "Other Eligible Employee."  On the terms and conditions set forth in this letter, Brookdale desires to provide you the benefit described below in addition to the benefits to which you would otherwise be entitled under the Severance Policy as an Other Eligible Employee.  The following additional benefit shall become effective on January 1, 2017 and shall, upon such date, supersede that certain letter agreement dated November 16, 2015 by and between you and the Company.
Additional Benefit
If your Separation from Service occurs on or after January 1, 2017 and on or before December 31, 2017, and at the time of such Separation from Service you are entitled to Severance Pay pursuant to Section 4(a)(ii) of the Severance Policy, then in addition to such Severance Pay you shall be eligible to receive twelve (12) months' salary at your current rate of base salary in effect at the Separation from Service (the "Additional Amount").  The Additional Amount shall be treated as, and subject to the terms and conditions associated with, "Severance Pay" under the Severance Policy; provided, however, that the Severance Pay Period shall not be affected by the payment of the Additional Amount.
You shall have no right to receive, and Brookdale shall have no obligation to pay, the Additional Amount if your Separation from Service occurs after December 31, 2017 or at the time of such Separation from Service you are not entitled to Severance Pay pursuant to Section 4(a)(ii) of the Severance Policy.
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If you desire to accept the terms set forth above, please confirm your agreement to the foregoing by executing and delivering this letter to me.

Sincerely,

Brookdale Senior Living Inc.

	By:	/s/ Cedric T. Coco
	Name:	Cedric T. Coco
	Title:	Executive Vice President and Chief People Officer

ACKNOWLEDGED AND AGREED
as of December 20, 2016:

/s/ Mary Sue Patchett
Mary Sue Patchett

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